Form 10KSB, Exhibit 13
period 1995-12-31
FNB BANKING CO
filed 1996-03-29
CIK 757262

Exhibit 13


        REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders
FNB Banking Company and Subsidiary


We have audited the accompanying consolidated balance sheets of FNB Banking Company and subsidiary as of December 31, 1995 and 1994, and the related statements of earnings, changes in stockholders' equity and cash flows for the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB Banking Company and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.





Evans, Porter, Bryan & Co.


Atlanta, Georgia
January 12, 1996





                                             FNB BANKING COMPANY AND SUBSIDIARY

                                                 Consolidated Balance Sheets

                                                 December 31, 1995 and 1994

                                                           Assets
                                                           ------
                                                                                        1995              1994
                                                                                        ----              ----
Cash and due from banks, including reserve
  requirements of $1,073,000 and $1,100,000                                      $  12,633,327        13,069,918

Investment securities available for sale (note 2)                                    7,063,760         6,742,855

Investment securities held to maturity (market value,
  $16,208,545 and $18,481,011) (note 2)                                             15,621,241        18,784,396

Other investments                                                                    1,120,510         1,130,310
Mortgage loans held for sale                                                            -                 42,638

Loans, net (note 3)                                                                106,694,884        99,860,150
Premises and equipment (notes 4 and 5)                                               5,871,757         5,572,402

Accrued interest receivable and other assets                                         1,373,014         1,449,253
                                                                                 -------------       -----------
                                                                                 $ 150,378,493       146,651,922
                                                                                 =============       ===========

                                       Liabilities and Stockholders' Equity
                                       ------------------------------------
Deposits:
  Demand                                                                         $  23,201,333        25,161,974
  Interest-bearing demand                                                           34,839,943        35,913,900
  Savings                                                                           14,802,508        15,679,076
  Time                                                                              56,655,209        51,519,571
                                                                                 -------------       -----------
       Total deposits                                                              129,498,993       128,274,521

Federal funds purchased                                                                 -              1,500,000

FHLB advances (note 6)                                                               2,000,000            -

Note payable (note 5)                                                                  944,445         1,111,112

Accounts payable and accrued liabilities                                             1,160,999         1,194,679
                                                                                 -------------       -----------
       Total liabilities                                                           133,604,437       132,080,312
                                                                                 -------------       -----------
Commitments (note 8)

Stockholders' equity (note 9):
  Common stock, par value $1; 5,000,000 shares
   authorized; 807,800 shares issued and outstanding                                   807,800           807,800
  Retained earnings                                                                 15,981,567        14,117,346
  Net unrealized loss on investment securities
   available for sale, net of tax                                                      (15,311)         (353,536)
                                                                                 -------------       -----------
       Total stockholders' equity                                                   16,774,056        14,571,610
                                                                                 -------------       -----------
                                                                                 $ 150,378,493       146,651,922
                                                                                 =============       ===========

See accompanying notes to consolidated financial statements.

                                FNB BANKING COMPANY AND SUBSIDIARY
                                Consolidated Statements of Earnings

                       For the Years Ended December 31, 1995, 1994 and 1993

                                                                      1995             1994               1993
                                                                      ----             ----               ----
Interest income:
  Interest and fees on loans                                    $ 11,016,657         9,549,840         9,102,885
  Interest on federal funds sold                                     119,788           202,323           194,263
  Interest-bearing deposits in other banks                             6,012             3,858               413
  Interest on investment securities:
   Tax-exempt                                                        518,758           556,618           625,207
   Taxable                                                         1,068,633         1,034,598         1,231,377
  Dividends on other investments                                      43,016            11,791             9,495
                                                                ------------        ----------        ----------
       Total interest income                                      12,772,864        11,359,028        11,163,640
                                                                ------------        ----------        ----------
Interest expense:
  Deposits                                                         4,257,069         3,623,676         3,958,020
  Notes payable                                                       77,907            70,887            70,006
  Other                                                               43,004             4,673            -
                                                                ------------        ----------        ----------
       Total interest expense                                      4,377,980         3,699,236         4,028,026
                                                                ------------        ----------        ----------
       Net interest income                                         8,394,884         7,659,792         7,135,614

Provision for loan losses (note 3)                                    31,000            85,000           525,000
                                                                ------------        ----------        ----------
       Net interest income after provision for loan losses         8,363,884         7,574,792         6,610,614
                                                                ------------        ----------        ----------
Other operating income:
  Service charges                                                  1,576,045         1,435,566         1,392,580
  Fees for trust services                                            180,000           185,000           105,000
  Other                                                              368,221           256,911           451,372
                                                                ------------        ----------        ----------
       Total other operating income                                2,124,266         1,877,477         1,948,952
                                                                ------------        ----------        ----------
Other operating expenses:
  Salaries and employee benefits                                   3,917,042         3,972,917         3,735,616
  Occupancy and equipment                                          1,009,844           867,538           940,841
  Securities (gains) losses, net                                     (65,550)          (92,282)          149,414
  Miscellaneous (note 12)                                          1,972,181         2,197,657         1,939,256
                                                                ------------        ----------        ----------
       Total other operating expenses                              6,833,517         6,945,830         6,765,127
                                                                ------------        ----------        ----------
       Earnings before income taxes and cumulative
          effect of accounting change                              3,654,633         2,506,439         1,794,439
Income taxes (note 10)                                             1,103,782           683,433           416,673
                                                                ------------        ----------        ----------
       Earnings before cumulative effect
          of accounting change                                     2,550,851         1,823,006         1,377,766
Cumulative effect of accounting change for
  income taxes on years prior to 1993 (note 10)                       -                 -                290,865
                                                                ------------        ----------        ----------
       Net earnings                                             $  2,550,851         1,823,006         1,668,631
                                                                ============        ==========        ==========
Earnings per common share based on
  average outstanding shares of 807,800
  in 1995, 1994 and 1993:
   Earnings per share before cumulative
     effect of accounting change                                $       3.16              2.26              1.71
   Cumulative effect of accounting change                             -                  -                   .36
                                                                ------------        ----------        ----------
       Net earnings per share                                   $       3.16              2.26              2.07
                                                                ============        ==========        ==========

See accompanying notes to consolidated financial statements.

                              FNB BANKING COMPANY AND SUBSIDIARY

                  Consolidated Statements of Changes in Stockholders' Equity

                      For the Years Ended December 31, 1995, 1994 and 1993

                                                                                      Net
                                                                                   Unrealized
                                                                                      Gain
                                                                                   (Loss) On
                                                                                   Investment
                                                                                   Securities
                                                                                    Available
                                                   Common         Retained          for Sale,
                                                    Stock         Earnings         Net of Tax         Total
                                                   ------         --------         -----------        -----

Balance, December 31, 1992                       $ 807,800       11,797,019           -            12,604,819

Net earnings                                        -             1,668,631           -             1,668,631

Cash dividends declared of $.70 per share           -              (565,460)          -              (565,460)
                                                 ---------       ----------         --------       ----------
Balance, December 31, 1993                         807,800       12,900,190           -            13,707,990

Cumulative effect of accounting change for
  certain investment securities, net of
  income taxes of $13,415                           -                -               26,041            26,041

Net earnings                                        -             1,823,006           -             1,823,006

Cash dividends declared of $.75 per share           -              (605,850)          -              (605,850)

Change in unrealized loss on investment
  securities available for sale, net of tax         -                -             (379,577)         (379,577)
                                                 ---------       ----------         --------       ----------

Balance, December 31, 1994                         807,800       14,117,346        (353,536)       14,571,610

Net earnings                                        -             2,550,851          -              2,550,851

Cash dividends declared of $.85 per share           -              (686,630)         -               (686,630)

Change in unrealized loss on investment
  securities available for sale, net of tax         -                -              338,225           338,225
                                                 ---------       ----------         --------       ----------
Balance, December 31, 1995                       $ 807,800       15,981,567         (15,311)       16,774,056
                                                 =========       ==========         =======        ==========



See accompanying notes to consolidated financial statements.

                                    FNB BANKING COMPANY AND SUBSIDIARY

                                  Consolidated Statements of Cash Flows

                        For the Years Ended December 31, 1995, 1994 and 1993

                                                                       1995            1994               1993
                                                                       ----            ----               ----
Cash flows from operating activities:
  Net earnings                                                   $ 2,550,851         1,823,006         1,668,631
  Adjustments to reconcile net earnings
   to net cash provided by operating activities:
       Depreciation, amortization and accretion                      368,991           352,816           459,977
       Provision for loan losses                                      31,000            85,000           525,000
       Provision for losses on sales of other real estate
         owned and repossessed collateral                             11,986           126,906            -
       Provision for deferred income taxes                            74,845            84,614           211,173
       Cumulative effect of accounting change                         -                 -               (290,865)
       (Gains) losses on investment securities                       (65,550)          (92,282)          149,414
       Losses on disposals of premises and equipment                   1,574            40,113            -
       Change in:
         Mortgage loans held for sale                                 42,638           173,642           (85,000)
         Interest receivable                                         (69,619)         (140,914)           59,973
         Interest payable                                             76,020             2,004           (55,612)
         Other, net                                                 (258,839)          132,396           269,257
                                                                 -----------         ---------         ---------
            Net cash provided by operating activities              2,763,897         2,587,301         2,911,948
                                                                 -----------         ---------         ---------
Cash flows from investing activities:
  Proceeds from sales and calls of investment securities
   held to maturity                                                1,911,300         2,300,605         3,685,000
  Proceeds from sales and calls of investment securities
   available for sale                                                976,250         2,024,967            -
  Proceeds from sales and calls of other investments                   9,800            -                 -
  Proceeds from maturities of investment securities
   held to maturity                                                2,055,800         3,530,452         7,104,434
  Proceeds from maturities of investment securities
   available for sale                                                173,766           689,622            -
  Purchase of investment securities held to maturity                (698,370)       (6,776,361)       (6,897,067)
  Purchase of investment securities available for sale            (1,000,000)         (992,500)           -
  Purchase of other investments                                       -               (484,300)           -
  Net change in loans                                             (7,192,952)       (2,964,659)       (7,684,593)
  Proceeds from disposals of premises and equipment                    1,800            -                 -
  Additions to premises and equipment                               (624,289)         (334,425)         (346,940)
  Proceeds from sales of other real estate and
   repossessed collateral                                            315,232           496,428           138,234
  Purchase of Griffin Loans, Inc. net of cash acquired                -               (386,500)           -
                                                                ------------        ----------        ----------
            Net cash used by investing activities               $ (4,071,663)       (2,896,671)       (4,000,932)
                                                                ------------        ----------        ----------

                                    FNB BANKING COMPANY AND SUBSIDIARY

                        For the Years Ended December 31, 1995, 1994 and 1993

                                                                       1995            1994               1993
                                                                       ----            ----               ----
Cash flows from financing activities:
  Net change in demand and savings deposits                    $  (3,911,166)        7,433,094          (710,678)
  Net change in time deposits                                      5,135,638        (1,021,615)       (6,044,172)
  Net change in federal funds purchased                           (1,500,000)          700,000           800,000
  Proceeds from FHLB advances                                      2,000,000            -                 -
  Repayments of notes payable                                       (166,667)         (166,667)         (166,666)
  Payment of cash dividends                                         (686,630)         (565,460)         (721,170)
                                                                 -----------        ----------        ----------
            Net cash provided (used) by financing activities         871,175         6,379,352        (6,842,686)
                                                                 -----------        ----------        ----------
Net increase (decrease) in cash and cash equivalents                (436,591)        6,069,982        (7,931,670)

Cash and cash equivalents at beginning of year                    13,069,918         6,999,936        14,931,606
                                                                 -----------        ----------        ----------
Cash and cash equivalents at end of year                       $  12,633,327        13,069,918         6,999,936
                                                                 ===========        ==========        ==========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
   Interest                                                    $   4,301,960         3,697,232         4,083,638
   Income taxes                                                $   1,141,000           534,000           367,000

  Noncash investing and financing activities:
   Transfer of investment securities
     available for sale upon adoption of
     SFAS 115 (note 1)                                         $      -              9,018,824            -
   Transfers of other investment securities
     upon adoption of SFAS 115 (note 1)                        $      -                646,010            -
   Change in net unrealized losses on
     investment securities available for sale,
     net of tax                                                $    (338,225)          353,536            -
   Transfers of loans to other real estate                     $     348,597            99,671           792,327
   Financed sales of other real estate                         $      21,379            -                272,485
   Change in dividends payable to stockholders                 $      -                 40,390          (155,710)



See accompanying notes to consolidated financial statements.

                FNB BANKING COMPANY AND SUBSIDIARY

            Notes to Consolidated Financial Statements


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting and reporting policies of FNB Banking Company (the "Company") and subsidiary, and the methods of applying those principles, conform with generally accepted accounting principles (GAAP) and with general practice within the banking industry. The following is a summary of the significant policies and procedures.

    Basis of Presentation
    ---------------------
    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, First National
    Bank of Griffin ("Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.

    The Bank commenced business in 1933 upon receipt of its charter from the Georgia Department of Banking and Finance. This state charter was converted to a national charter in 1965. The Bank is primarily regulated by the Office of the Comptroller of the Currency ("OCC") and the Company is regulated by the Federal Reserve System and both undergo periodic examinations by these regulatory authorities. The Bank provides a full range of customary banking services throughout Spalding County in Georgia. During 1994, the Bank acquired certain assets of Griffin Loans, Inc., a consumer finance company, for $386,500.

    In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets which are based on future taxable income.

    Investment Securities
    ---------------------
    Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, the Company classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 1995 and 1994 the Company had no trading securities.

    Available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of stockholders' equity. The unrealized holding gains or losses included in the separate component of stockholders' equity for securities transferred from available for sale to held to maturity are maintained and amortized into earnings over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.


    A decline in the market value of any available for sale or held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

    Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield.
    Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

    Other Investments
    -----------------
    Other investments include equity securities with no readily determinable fair value. These investment securities are carried at cost.

    Mortgage Loans Held for Sale
    ----------------------------
    Mortgage loans held for sale are carried at the lower of aggregate cost or market value. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes in the valuation allowance are included in the determination of net earnings of the period in which the change occurs.

    Loans, Loan Fees and Interest Income
    ------------------------------------
    Loans are stated at principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

    Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans. Generally, payments on nonaccrual loans are applied to principal.

    Loan fees, net of certain origination costs, have been deferred and are being amortized over the lives of the respective loans in accordance with generally accepted accounting principles set forth in Statement of Financial
    Accounting Standards No. 91, "Accounting for Nonrefundable
    Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases".

    Allowance For Loan Losses
    -------------------------
    The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in management's judgement, will be adequate to absorb probable losses on existing loans that may become uncollectible.

    Management's judgement in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

    Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulators, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such regulators may require the Company to recognize additions to the allowance based on their judgements of information available to them at the time of their examination.

    Effective January 1, 1995, the Company accounts for impaired loans in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" amended for SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or cost, premium or discount existing at the inception or acquisition of the loan, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. SFAS No. 118 amends SFAS No. 114 to require information about the recorded investment in certain impaired loans and eliminates its provisions regarding how a creditor should report income on an impaired loan. SFAS No. 118 allows creditors to use existing methods for recognizing income on impaired loans, including methods used by certain industry regulators. The adoption of these standards had no material effect on the consolidated financial statements.

    Premises and Equipment
    ----------------------
    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in income for the period. Costs incurred for maintenance and repairs are expensed currently. The range of estimated useful lives for premises and equipment are:

          Buildings and improvements       3 - 40 Years
          Furniture and equipment          3 - 10 Years

    Income Taxes
    ------------
    Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method required under Accounting Principles Board Opinion No. 11 to the asset and liability method required by SFAS No. 109. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Additionally, the standard requires the recognition of future tax benefits, such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

    In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

    Net Earnings Per Common Share
    -----------------------------
    Net earnings per share is determined by dividing net earnings by the weighted average number of shares outstanding.

     Other
     -----
     Certain reclassifications of the 1994 and 1993 amounts have been made to conform to the presentation used in the 1995 financial statements. Property (other than cash deposits) held by the Bank in a fiduciary or agency capacity for customers is not included in the balance sheets since such items are not assets of the Bank.

(2) INVESTMENT SECURITIES
    Investment securities at December 31, 1995 and 1994 are as follows:

       Securities Held to Maturity:                                            December 31, 1995
                                               ---------------------------------------------------------------
                                                                   Gross              Gross         Estimated
                                               Amortized         Unrealized        Unrealized         Fair
                                                  Cost             Gains             Losses           Value
                                               ---------         ----------        ----------       --------
       U.S. Treasury and Government
         agencies                            $  4,710,393          147,080             -           4,857,473
       State, county and municipal              8,061,787          402,278           20,304        8,443,761
       Mortgage-backed securities               2,849,061           58,250             -           2,907,311
                                               ----------          -------           ------       ----------
             Total                           $ 15,621,241          607,608           20,304       16,208,545
                                               ==========          =======           ======       ==========


                                  FNB BANKING COMPANY AND SUBSIDIARY

(2)    INVESTMENT SECURITIES, CONTINUED

       Securities Held to Maturity:                                            December 31, 1994
                                               ---------------------------------------------------------------
                                                                   Gross              Gross          Estimated
                                               Amortized         Unrealized        Unrealized           Fair
                                                  Cost             Gains             Losses            Value
                                               ---------         ----------        ----------        ----------
       U.S. Treasury and Government
         agencies                            $  5,677,400           13,290          182,403           5,508,287
       State, county and municipal              9,475,373          202,140          275,541           9,401,972
       Mortgage-backed securities               3,631,623            6,884           67,755           3,570,752
                                               ----------          -------          -------          ----------
             Total                           $ 18,784,396          222,314          525,699          18,481,011
                                               ==========          =======          =======          ==========

       Securities Available for Sale:                                          December 31, 1995
                                              ----------------------------------------------------------------
                                                                   Gross              Gross          Estimated
                                               Amortized         Unrealized        Unrealized           Fair
                                                  Cost             Gains             Losses            Value
                                               ---------         ----------        ----------        ---------
       U.S. Treasury and Government
         agencies                            $  1,994,923           20,557             -             2,015,480
       Mortgage-backed securities               5,092,036            5,591           49,347          5,048,280
                                                ---------           ------           ------          ---------
             Total                          $   7,086,959           26,148           49,347          7,063,760
                                                =========           ======           ======          =========

                                                                               December 31, 1994
                                               ---------------------------------------------------------------
                                                                   Gross              Gross          Estimated
                                               Amortized         Unrealized        Unrealized           Fair
                                                  Cost             Gains             Losses            Value
                                               ---------          ---------        ----------        ---------

       U.S. Treasury and Government
         agencies                            $  1,993,522            -              149,762           1,843,760
       Mortgage-backed securities               5,284,994            -              385,899           4,899,095
                                                ---------          -------          -------           ---------
             Total                           $  7,278,516            -              535,661           6,742,855
                                                =========          =======          =======           =========


                FNB BANKING COMPANY AND SUBSIDIARY

(2) INVESTMENT SECURITIES, CONTINUED
    The amortized cost and fair value of investment securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Securities Held                  Securities Available
                                                         to Maturity                          for Sale

                                               Amortized         Estimated         Amortized        Estimated
                                                  Cost           Fair Value           Cost          Fair Value
                                               ---------         ----------        ----------       ----------
       U.S. Treasury and Government
        agencies:
          1 to 5 years                       $  4,410,616         4,548,566         1,994,923       2,015,480
          5 to 10 years                           299,777           308,907            -                 -
                                               ----------        ----------         ---------       ---------
                                             $  4,710,393         4,857,473         1,994,923       2,015,480
                                               ==========        ==========         =========       =========
       State, county and municipal:
          Within 1 year                      $    560,000           637,130            -               -
          1 to 5 years                          2,319,269         2,384,675            -               -
          5 to 10 years                         4,329,836         4,524,216            -               -
          More than 10 years                      852,682           897,740            -               -
                                               ----------        ----------         ---------       ---------
                                             $  8,061,787         8,443,761            -               -
                                               ==========        ==========         =========       =========
       Total securities other than mortgage-
        backed securities:
          Within 1 year                      $    560,000           637,130            -               -
          1 to 5 years                          6,729,885         6,933,241         1,994,923       2,015,480
          5 to 10 years                         4,629,613         4,833,123            -               -
          More than 10 years                      852,682           897,740            -               -
       Mortgage-backed securities               2,849,061         2,907,311         5,092,036       5,048,280
                                               ----------        ----------         ---------       ---------
                                             $ 15,621,241        16,208,545         7,086,959       7,063,760
                                               ==========        ==========         =========       =========

    Proceeds from disposals of securities held to maturity during 1995, 1994 and 1993 were $1,911,300, $2,300,605 and
    $3,685,000, respectively. Call premiums amounting to $2,200 were received on two called securities during 1995 and are included with securities gains in the 1995 statement of earnings. Gross gains of $3,685 for 1993, along with gross losses of $109,099 for 1993, were realized on those sales. There were no sales of investment securities held to maturity during 1995 and 1994.

    Proceeds from sales of securities available for sale during 1995 and 1994 were $976,250 and $2,024,967, respectively.
    Gross gains of $9,177 for 1994, along with gross losses of $23,750 and $2,500 for 1995 and 1994, respectively, were realized on those sales.

    Certain investment securities were written down to their estimated realizable value because, in the opinion of management, the decline in value was considered other than temporary. Writedowns of these securities of $44,000 were charged to operations in 1993. During 1995 and 1994, the Company received $87,100 and $195,605, respectively, on an investment security that was in default and was written down prior to 1992. The amount received in excess of the remaining cost basis resulted in recoveries of $87,100 and $85,605 in 1995 and 1994, respectively, and is included with securities gains in the statements of earnings.

    Securities with a carrying value of $5,914,000 and $6,765,000 at December 31, 1995 and 1994, respectively, were pledged to secure public deposits as required by law.

                FNB BANKING COMPANY AND SUBSIDIARY

(3)  LOANS
     Major classifications of loans at December 31, 1995 and 1994 are summarized as follows:

                                                                                      1995             1994
                                                                                      ----             ----

         Commercial, financial and agricultural                                  $  35,760,795       36,950,218
         Real estate - construction                                                  2,333,745        2,136,091
         Real estate - mortgage                                                     45,273,648       40,691,618
         Consumer                                                                   24,886,667       21,507,602
                                                                                   -----------      -----------
         Total loans                                                               108,254,855      101,285,529

              Less:  Allowance for loan losses                                       1,273,267        1,245,314
                     Unearned interest and fees                                        286,704          180,065
                                                                                   -----------      -----------
              Net loans                                                          $ 106,694,884       99,860,150
                                                                                   ===========      ===========

   The Company grants loans and extensions of credit to individuals and a variety of firms and corporations located in its trade area, primarily Spalding County, Georgia and surrounding counties. Although the Company has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market in this geographical area.

   Changes in the allowance for loan losses are summarized as follows:

                                                                       1995             1994             1993
                                                                       ----             ----             ----
         Balance at beginning of year                            $ 1,245,314         1,441,964        1,755,810
         Amounts charged off                                        (409,863)         (452,464)        (906,515)
         Recoveries on amounts previously charged off                406,816           170,814           67,669
         Provision charged to operating expenses                      31,000            85,000          525,000
                                                                   ---------         ---------        ---------
         Balance at end of year                                  $ 1,273,267         1,245,314        1,441,964
                                                                   =========         =========        =========

   The Company was servicing approximately $31,200,000 and $31,100,000 of mortgage loans for the Federal Home Loan
   Mortgage Corporation at December 31, 1995 and December 31,
   1994.

(4) PREMISES AND EQUIPMENT
    Premises and equipment at December 31, 1995 and 1994, are summarized as follows:

                                                                                        1995             1994
                                                                                        ----             ----

         Land and improvements                                                     $ 1,113,634        1,113,634
         Buildings and improvements                                                  5,465,706        5,468,780
         Furniture and equipment                                                     3,022,762        2,705,028
                                                                                     ---------        ---------

                                                                                     9,602,102        9,287,442
         Less:  Accumulated depreciation                                             3,730,345        3,715,040
                                                                                     ---------        ---------

                                                                                   $ 5,871,757        5,572,402
                                                                                     =========        =========

   Depreciation expense was $321,560, $292,711 and $380,584 for the years ended December 31, 1995, 1994 and 1993, respectively.

                FNB BANKING COMPANY AND SUBSIDIARY

(5) NOTE PAYABLE
    Note payable at December 31, 1995 and 1994 consisted of the following:

                                                                           1995       1994
                                                                           ----       ----
     Note payable, due in monthly installments of $13,889
        plus interest at 70% of the prime interest rate
        through August 1, 2001, collateralized by certain
        land and buildings.                                             $ 944,445   1,111,112

   Aggregate maturities required on the note payable at December
   31, 1995 are as follows:

        1996                                   166,668
        1997                                   166,668
        1998                                   166,668
        1999                                   166,668
        2000                                   166,668
        Thereafter                             111,105
                                               -------

                                            $  944,445
                                               =======

(6) FEDERAL HOME LOAN BANK ADVANCES
    During 1994, the Bank entered into an agreement with the Federal Home Loan Bank (FHLB) whereby the FHLB agreed to provide the Bank credit facilities under the Agreement for Advances and Security Agreement. Any amounts advanced by the FHLB are secured under a Blanket Floating Lien covered by all of the Bank's 1-4 family first mortgage loans. The Bank may draw advances up to 75% of the outstanding balance of these loans based on the agreement with the FHLB. At December 31, 1995, the Bank has advances payable amounting to $2,000,000 with a fixed interest rate of 6.72% and interest payable monthly with equal principal payments due semi-annually beginning July 1997 until maturity in 2002.

(7) EMPLOYEE BENEFIT PLANS
    The Company has a noncontributory defined benefit plan covering substantially all of its employees who have completed one year of service. The Company's funding policy provides that payments to the plan shall be consistent with minimum government funding requirements plus additional amounts which may be approved by the Company. Contributions are intended to provide not only for benefits attributed to services to date but also for those expected to be earned in the future.

                FNB BANKING COMPANY AND SUBSIDIARY

(7) EMPLOYEE BENEFIT PLANS, CONTINUED
    The following table sets forth the Plan's status and amounts recognized in the balance sheets at December 31, 1995 and 1994. Plan assets are stated at fair value and consist of cash, certificates of deposit, equity securities and government securities.

                                                                      1995        1994
   Actuarial present value of benefit obligations:
     Vested                                                      $ 2,201,036    1,593,371
     Nonvested                                                        25,798       16,008
                                                                   ---------    ---------
        Total accumulated benefit obligations                    $ 2,226,834    1,609,379
                                                                   =========    =========
     Projected benefit obligations for services
       rendered to date                                          $ 3,378,244    2,493,420
     Plan assets at fair value                                     3,123,794    2,384,649
                                                                   ---------    ---------
        Assets less than projected benefit obligation               (254,450)    (108,771)

     Unamortized net asset (transition gain) existing
       at date of adoption of SFAS 87                                225,240      243,741
     Unamortized net gain from past experience different
       from that assumed and effects of changes in
      assumptions                                                     87,108     (236,338)
                                                                   ---------    ---------
        Prepaid (accrued) pension cost included in other
          liabilities                                            $    57,898     (101,368)
                                                                  ==========    =========

   The components of net pension cost for the years ended
   December 31, 1995, 1994 and 1993 are as follows:

                                                                     1995       1994         1993

     Service cost for benefits earned                            $ 115,323     133,916     130,314
     Interest cost on projected benefit
       obligations                                                 200,887     188,399     175,373
     Actual return on plan assets                                 (493,582)     56,602    (162,194)
     Net amortization and deferral                                 305,372    (232,917)     18,507
                                                                  --------    --------    --------
        Net pension cost                                         $ 128,000     146,000     162,000
                                                                   =======    ========    ========

   The following assumptions were used in determining the actuarial present value of the projected benefit obligations at December 31, 1995 and 1994:

                                                                       1995      1994

     Discount rate                                                     7.0%      8.0%
     Rate of increase in future compensation levels                    5.0%      5.0%
     Expected long-term rate of return on assets                       8.25%     8.25%

                FNB BANKING COMPANY AND SUBSIDIARY

(7) Employee Benefit Plans, continued
    The Company has a profit sharing plan covering substantially all employees. Contributions, computed as defined in the plan, amounted to $384,000 in 1994 and $357,000 in 1993. Effective January 1, 1995, the Company amended the plan to comply with the requirements of Section 401(K) of the Internal Revenue Code. The plan covers substantially all employees, subject to certain minimum service requirements. The Company will match up to 6% of the participants' before tax contributions. The Company's matching contributions amounted to $131,000 in 1995.

(8) Commitments
    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    In some cases, the Company does require collateral or other security to support financial instruments with credit risk.

                                                                                           Approximate
                                                                                           Contractual
                                                                                              Amount
                                                                                           -----------
                                                                                        1995             1994
                                                                                        ----             ----
         Financial instruments whose contract
           amounts represent credit risk:
              Commitments to extend credit                                       $  15,687,000       12,555,000
              Standby letters of credit and
                financial guarantees written                                     $     798,000          954,000

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

    Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Letters of credit are approximately 40% collateralized.

                FNB BANKING COMPANY AND SUBSIDIARY

(9) DIVIDEND LIMITATIONS
    Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. The amount of dividends the Bank may pay in 1996 without prior approval is approximately $3,260,000 plus 1996 earnings of the Bank.

(10)INCOME TAXES
    As more fully described in note 1, the Company changed its method of accounting for income taxes effective January 1, 1993. The adoption of SFAS 109 resulted in a cumulative effect that increased net earnings by $290,865 for the year ended December 31, 1993.

    The components of income tax expense for the years ended
    December 31, 1995, 1994 and 1993 are as follows:

                                        1995      1994     1993
                                        ----      ----     ----

        Current                  $ 1,028,937   598,819   205,500
        Deferred                      74,845    84,614   211,173
                                   ---------   -------   -------
                                 $ 1,103,782   683,433   416,673
                                   =========   =======   =======

    The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before taxes are as follows:

(CAPTION>
                                                           1995          1994          1993
                                                           ----          ----          ----
     Pretax income at statutory rates                 $ 1,242,575       852,189       610,109
     Add (deduct):
        Tax-exempt interest income                       (174,663)     (190,693)     (212,014)
        Nondeductible interest expense                     17,215        15,354        17,095
        Other                                              18,655         6,583         1,483
                                                        ---------      --------       -------
                                                      $ 1,103,782       683,433       416,673
                                                        =========      ========       =======

   The following summarizes the sources and expected tax consequences of future taxable deductions (income) which comprise the net deferred tax asset (liability). The net deferred tax asset at December 31, 1994 is included as a component of other assets. At December 31, 1995, the Company's net deferred liability is included as a component of other liabilities.

                                                                                        1995             1994
                                                                                        ----             ----
              Deferred income tax assets:
                Net unrealized loss in investment securities                     $     7,888          182,125
                Allowance for loan losses                                            250,580          216,499
                State income tax credits                                              35,000          123,000
                Other                                                                 46,055          103,225
                                                                                     -------         --------
                   Total gross deferred income tax assets                            339,523          624,849

                Less:  Valuation allowance                                           (35,000)        (123,000)
                                                                                     -------         --------
                   Net deferred income tax assets                                    304,523          501,849
                                                                                     -------         --------
              Deferred income tax liabilities:
                Premises and equipment                                              (478,434)        (426,678)
                                                                                    --------         --------
                   Net deferred income tax asset (liability)                      $ (173,911)          75,171
                                                                                    ========         ========


                FNB BANKING COMPANY AND SUBSIDIARY

(11) RELATED PARTY TRANSACTIONS
     The Company conducts transactions with directors and officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Company that loan transactions with directors and officers be made on substantially the same terms as those prevailing at the time for comparable loans to other persons. The following is a summary of activity for related party loans for 1995:

              Beginning balance                     $   5,015,921
                Loans advanced                         11,000,277
                Repayments                            (12,461,446)
                                                      -----------
               Ending balance                       $  3,554,752
                                                      ===========

(12) MISCELLANEOUS OPERATING EXPENSES
     Components of other operating expenses which are greater than 1% of interest income and other operating income are as follows:

                                                                  1995         1994         1993
                                                                  ----         ----         ----
              Deposit insurance premiums                    $   146,729      280,209      281,629
              Stationery and supplies                       $   209,038      175,701      154,480
              Postage                                       $   164,678      177,317      159,292
              Directors fees                                $   153,100      167,400      145,750
              Data processing                               $   192,397      134,364      151,917


(13) FAIR VALUE OF FINANCIAL INSTRUMENTS
     SFAS No. 107, "Disclosures about Fair Value of Financial
     Instruments" requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination, or issuance.

     CASH AND CASH EQUIVALENTS
     For cash, due from banks and federal funds sold the carrying amount is a reasonable estimate of fair value.

     INVESTMENT SECURITIES
     Fair values for investment securities are based on quoted market prices.

     OTHER INVESTMENTS
     The carrying value of other investments approximates fair value.

     LOANS AND MORTGAGE LOANS HELD FOR SALE
     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

     DEPOSITS
     The fair value of demand deposits, savings accounts, NOW accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows.

                               F-16

                FNB BANKING COMPANY AND SUBSIDIARY

      Notes to Consolidated Financial Statements, continued


(13) FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

     FHLB ADVANCES
     The fair value of the FHLB fixed rate borrowings are estimated using discounted cash flows, based on the current incremental borrowing rates for similar types of borrowing arrangements.

     NOTE PAYABLE
     The Company's note payable bears interest based on a percentage of the prime rate and as such, the carrying amount approximates the fair value.

     COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND
     FINANCIAL GUARANTEES WRITTEN
     Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

     LIMITATIONS
     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgements. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

   The carrying amount and estimated fair values of the Company's financial instruments at December 31, 1995 are as follows:

                                                                1995
                                                        ---------------------------
                                                        Carrying         Estimated
                                                         Amount          Fair Value
                                                        --------         ----------
        Assets:
          Cash and cash equivalents                  $  12,633,327       12,633,327
          Investment securities                         22,685,001       23,272,305
          Other investments                              1,120,510        1,120,510
          Loans                                        106,694,884      105,900,645

        Liabilities:
          Deposits                                     129,498,993      130,076,854
          FHLB advances                                  2,000,000        2,090,980
          Notes payable                                    944,445          944,445

        Unrecognized financial instruments:
          Commitments to extend credit                  15,687,000       15,687,000
          Standby letters of credit                        798,000          798,000

                                 FNB BANKING COMPANY AND SUBSIDIARY

(14)  FNB BANKING COMPANY (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                             Balance Sheets
                                        December 31, 1995 and 1994

                                                 Assets
                                                 ------
                                                                                            1995              1994
                                                                                            ----              ----

      Cash                                                                            $    150,091           300,671
      Investment in First National Bank of Griffin                                      15,979,544        14,004,411
      Other assets                                                                       1,133,446           982,736
                                                                                        ----------        ----------
                                                                                      $ 17,263,081        15,287,818
                                                                                        ==========        ==========

                                          Liabilities and Stockholders' Equity
                                          ------------------------------------
      Other liabilities                                                              $       4,345           231,528
      Dividends payable                                                                    484,680           484,680
      Stockholders' equity                                                              16,774,056        14,571,610
                                                                                        ----------        ----------

                                                                                      $ 17,263,081        15,287,818
                                                                                        ==========        ==========

                                             Statements of Earnings

                        For the Years Ended December 31, 1995, 1994 and 1993

                                                                            1995            1994              1993
                                                                            ----            ----              ----
      Income:
        Interest                                                       $     7,966           8,449             2,708
        Other                                                              288,501         251,972           214,006
        Dividends from subsidiary                                          886,630         405,850           565,460
                                                                         ---------         -------           -------
                                                                         1,183,097         666,271           782,174
                                                                         ---------         -------           -------

      Other operating expenses                                             245,801         265,031           300,326
                                                                         ---------         -------           -------
            Earnings before income taxes, equity in undistributed
              earnings of bank subsidiary and cumulative effect of
              accounting change                                            937,296         401,240           481,848

      Income tax benefit (expense)                                         (23,353)          1,567            29,327
                                                                         ---------         -------           -------
            Earnings before equity in undistributed
              earnings of bank subsidiary and cumulative
              effect of accounting change                                  913,943         402,807           511,175

      Equity in undistributed earnings of bank subsidiary                1,636,908       1,420,199         1,035,920
                                                                         ---------       ---------         ---------
            Earnings before cumulative effect of accounting change       2,550,851       1,823,006         1,547,095

      Cumulative effect of accounting change for income
         taxes on years prior to 1993                                       -               -                121,536
                                                                         ---------       ---------         ---------
            Net earnings                                               $ 2,550,851       1,823,006         1,668,631
                                                                         =========       =========         =========

                               FNB BANKING COMPANY AND SUBSIDIARY

(14)  FNB BANKING COMPANY (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED

                                                            Statements of Cash Flows

                                              For the Years Ended December 31, 1995, 1994 and 1993


                                                                          1995              1994              1993
                                                                          ----              ----              ----
      Cash flows from operating activities:
         Net earnings                                                  $ 2,550,851       1,823,006         1,668,631
         Adjustments to reconcile net earnings
           to net cash provided by operating activities:
            Equity in undistributed earnings
              of bank subsidiary                                        (1,636,908)     (1,420,199)       (1,035,920)
            Cumulative effect of accounting change                          -               -               (121,536)
            Amortization and depreciation                                   35,528          49,138            65,163
     Change in other assets and liabilities                               (413,421)         53,053           419,861
                                                                        ----------      ----------         ---------
            Net cash provided by operating activities                      536,050         504,998           996,199
                                                                        ----------      ----------         ---------

      Cash flows from financing activities - dividends paid               (686,630)       (565,460)         (721,170)
                                                                        ----------      ----------         ---------
      Net increase (decrease) in cash                                     (150,580)        (60,462)          275,029

      Cash at beginning of the period                                      300,671         361,133            86,104
                                                                        ----------      ----------         ---------
      Cash at end of the period                                        $   150,091         300,671           361,133
                                                                        ==========      ==========         =========

      Supplemental disclosure of cash flow information:

         Net unrealized loss on investment securities
            available for sale of bank subsidiary, net of tax          $  (338,225)        353,536            -

         Change in dividends receivable from subsidiary                $  (200,000)        159,610           155,710

         Change in dividends payable to stockholders                   $       -            40,390          (155,710)
